UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 20, 2008
DARWIN PROFESSIONAL UNDERWRITERS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32883 (Commission File Number)	03-0510450 (IRS Employer Identification No.)

9 Farm Springs Road Farmington, Connecticut (Address of Principal Executive Offices)	06032 (Zip Code)
(860) 284-1300
(Registrant’s telephone number including area code)
Not applicable
(Former Name and Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
On October 20, 2008, Allied World Assurance Company Holdings, Ltd (“Allied World”) announced that it had completed the acquisition of Darwin Professional Underwriters, Inc. (the “Company”) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2008, by and among the Company, Allied World and Allied World Merger Company (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Allied World.
Item 1.02. Termination of a Material Definitive Agreement
On October 20, 2008, in connection with the consummation of the transactions contemplated by the Merger Agreement, that certain Credit Agreement, dated as of March 23, 2007, by and among the Company, the several lenders from time to time parties thereto and JPMorgan Chase Bank, National Association, as administrative agent, which provided for a three-year, secured credit facility with borrowing up to $25 million, was terminated.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
In connection with the completion of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) that each share of common stock of the Company, par value $0.01 per share (the “Common Stock”), (other than shares owned by the Company, its subsidiaries, Allied World, Merger Sub or any of their wholly-owned subsidiaries or any stockholders who properly exercise appraisal rights under Delaware law), outstanding immediately prior to the effective time of the Merger would be converted into the right to receive $32.00 in cash, without interest, and requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock. The NYSE will file the Form 25 with the SEC on October 21, 2008, and trading of the Common Stock on the NYSE will be suspended as of the opening of trading on October 21, 2008. The Company plans to file with the SEC a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to suspend its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.
Item 3.03. Material Modification to Rights of Security Holders
Upon the effective time of the Merger, holders of Common Stock immediately prior to the effective time of the Merger ceased to have any rights as stockholders in the Company (other than their right to receive the merger consideration, or, in the case of Company Dissenting Shares (as defined in the Merger Agreement), the rights pursuant to Section 262 of the Delaware General Corporation Law).

Item 5.01. Changes in Control of Registrant
On October 20, 2008, the Merger was completed. As a result of the Merger, the Company became a wholly-owned subsidiary of Allied World. In the Merger, each share of Common Stock that was outstanding immediately prior to the effective time of the Merger (other than shares owned by the Company, its subsidiaries, Allied World, Merger Sub or any of their wholly owned subsidiaries or any stockholders who properly exercise appraisal rights under Delaware law) was converted into the right to receive $32.00 in cash, without interest. The aggregate consideration paid by Allied World in connection with the Merger was approximately $550 million. The source of funds for the Merger was Allied World’s cash on hand.
The foregoing description of the terms set forth in the Merger Agreement and any other descriptions thereof that are contained in this Current Report on Form 8-K are qualified in their entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K that was filed by the Company with the SEC on June 30, 2008.
Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In accordance with the Merger Agreement, upon consummation of the Merger on October 20, 2008, Scott A. Carmilani and Wesley D. Dupont, the directors of Merger Sub immediately prior to the Merger, became the directors of the Company, effectively removing all of the prior directors of the Company. Directly after the consummation of the Merger, Scott A. Carmilani, Richard Jodoin, W. Gordon Knight and John McElroy were elected to serve as directors of the Company. These directors will hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. In addition, upon consummation of the Merger on October 20, 2008, Stephen J. Sills resigned as President and Chief Executive Officer of the Company, and W. Gordon Knight was elected to serve as the new President of the Company. Biographical information for Mr. Knight is contained in Allied World’s annual proxy statement, as filed with the SEC on March 21, 2008, and is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
In connection with the completion of the Merger and in accordance with the terms of the Merger Agreement, the Company’s certificate of incorporation and bylaws were amended, effective October 20, 2008, so that they read the same (except with respect to the name of the Company) as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger. Copies of the amended certificate of incorporation and bylaws are attached hereto as Exhibits 3.1 and 3.2 and are incorporated herein by reference.
Item 8.01. Other Events
On October 20, 2008, Allied World issued a press release announcing the completion of the Merger. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
3.1	Amended Certificate of Incorporation of Darwin Professional Underwriters, Inc.

3.2	Second Amended and Restated Bylaws of Darwin Professional Underwriters, Inc.

99.1	Press Release, dated October 20, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARWIN PROFESSIONAL UNDERWRITERS, INC.
Dated: October 20, 2008	By:	/s/ Timothy J. Curry
		Name:	Timothy J. Curry
		Title:	VP & Asst. General Counsel